UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 15, 2012

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA		94608
(Address of principal executive offices)		(Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On March 15, 2012, the Board of Directors (the “Board”) of Amyris, Inc. (the “Company”) approved an increase in the size of the Board from 10 to 11 directors and appointed HH Sheikh Abdullah bin Khalifa Al Thani of Qatar as a Class I director (whose term will expire at the Company’s annual meeting of stockholders to be held in 2014), effective immediately.

His Highness was designated to serve on the Board by Biolding Investment SA (“Biolding”), a company controlled by His Highness, under a letter agreement (the “Letter Agreement”) the Company entered into in February 2012 in connection with a private placement of the Company’s common stock. Biolding purchased 2,595,155 shares of the Company’s common stock for approximately $15 million in the private placement, representing approximately 4.6% of the Company’s outstanding common stock as of March 9, 2012. In connection with such financing, the Company agreed to appoint one person designated by Biolding to serve as a member of the Board and to use reasonable efforts, consistent with the Board’s fiduciary duties, to cause the director designated by Biolding to be re-nominated by the Board in the future. These designation rights terminate upon a sale of Amyris or upon Biolding holding less than 2,595,155 shares of the Company’s common stock. The additional description of the Company’s agreements with Biolding set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2012 is incorporated herein by reference.

The Company will provide His Highness with any standard compensation approved for non-employee directors.

The Company will enter into the form of indemnification agreement with His Highness that it has entered into with its other directors and that is filed as Exhibit 10.01 to the Company’s Registration Statement on Form S-1 (File No. 333-166135). The indemnification agreement and the Company’s restated certificate of incorporation and restated bylaws require it to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: March 21, 2012	By:	/s/ Tamara Tompkins
Tamara Tompkins
EVP and General Counsel